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April 27, 2019

Gannett Sends Open Letter to Shareholders

Unanimously Recommends that Shareholders Vote “FOR ALL” of Gannett’s Eight Experienced, Engaged and

Independent Director Nominees on the WHITE Proxy Card

McLEAN, VA – Gannett Co., Inc. (NYSE: GCI) today sent an open letter to shareholders urging shareholders to vote “FOR ALL” of the company’s highly experienced, fully independent director nominees on the WHITE proxy card in connection with Gannett’s 2019 annual meeting of shareholders scheduled to be held on May 16, 2019.

The full text of the letter follows below:

Dear Fellow Shareholder,

At the upcoming Annual Meeting on May 16, 2019, you will make a very important decision regarding the composition of the Gannett board that will shape the future of the company and have a lasting impact on the value of your investment.

In recent weeks, we have appreciated having the opportunity to speak with many of you about our ongoing digital transformation and the progress we are seeing, as well as the efforts by MNG Enterprises, Inc. (“MNG”), a direct competitor of Gannett, and its majority shareholder Alden Global Capital (“Alden”) to take control of the company by installing their own directors, officers, colleagues and friends on the Gannett board – all while touting an unsolicited proposal to buy Gannett that they cannot finance or close. Now, in a last-ditch, desperate effort, MNG has announced that it is reducing the number of candidates that it is nominating for election to Gannett’s eight-member board from six to three.

Importantly, the number of MNG nominees does not matter, as each of the three remaining MNG candidates still has irreconcilable conflicts of interest given each nominee’s close affiliations with MNG and/or Alden, and cannot be expected to act in the best interests of all Gannett shareholders. Further, MNG’s candidates have backgrounds and skillsets that we believe would not be additive to the Gannett board, and, indeed, would reduce the quality of the Gannett board to the detriment of both the company and its shareholders. In contrast, all eight of Gannett’s director nominees are FULLY independent and bring broad and diverse backgrounds, professional experience and skills in areas that are critical to Gannett’s business and future success. We believe that electing even one of MNG’s nominees to the Gannett board would put the value of your investment at risk.

Your vote is very important. We encourage you to protect the value of your investment in Gannett by voting “FOR ALL” of your board’s eight independent nominees on the WHITE proxy card today.

MNG’S CANDIDATES ARE HIGHLY CONFLICTED

All of MNG’s candidates have clear conflicts of interest, which we believe would prevent them from being able to meaningfully fulfill their duties as Gannett directors:

•

Heath Freeman is the president and a founding member of Alden, vice chairman of MNG and chairman of the board of Fred’s, Inc., where he was appointed to the board pursuant to a Cooperation Agreement between Fred’s and Alden.

•

Steven Rossi was CEO of MNG until his retirement in November 2017 and currently serves as a director on the Fred’s board after being appointed to the board pursuant to the same Cooperation Agreement as Mr. Freeman.

•

Dana Goldsmith Needleman is also a director of Fred’s, as well as a family friend of Mr. Freeman. They have known each other for years prior to Ms. Needleman being hand-picked to serve on the Fred’s board, including through business dealings, charitable organizations, a shared alma mater and documented social gatherings. Further, Ms. Needleman’s spouse represented Alden in real estate dealings, and Ms. Needleman made a sizeable personal donation to one of their alma mater’s organizations where Mr. Freeman is chairman of the advisory board. In short, it cannot reasonably be concluded that Ms. Needleman has “no material relationship” with Alden, and she is therefore NOT independent of MNG.

Because of the significant and concerning conflicts of interest resulting from MNG’s candidates’ affiliations with a direct competitor and/or the controlling owner of a direct competitor, MNG’s candidates may face significant restrictions on the company information to which they could have access, meaning they could not benefit from the same information available to Gannett’s independent director nominees and would not be able to participate fully in decisions critical to creating value for our shareholders.

MNG’S CANDIDATES WOULD REDUCE THE QUALITY OF THE GANNETT BOARD

As part of the board’s nomination process this year, the Nominating and Public Responsibility Committee and the full Gannett board reviewed MNG’s six proposed nominees, and unanimously concluded that NONE would bring incremental expertise to the board, and indeed would worsen the quality of the board in terms of skills and experience.

Mr. Freeman, Mr. Rossi and Ms. Needleman have nearly no public board experience outside of serving together on the board of Fred’s, the Alden-controlled regional pharmacy chain. At Fred’s, they have overseen significant value destruction – with Fred’s stock declining 92% since Alden invested in December 2016, despite Fred’s operating in a steadily growing market.1 Mr. Freeman’s only other public board experience was at Emmis Communications Corp in 2010, where he was appointed not due to his qualifications but instead in connection with an Alden agreement to take Emmis private. He resigned a few months later after Alden pulled out of the deal.

In contrast, all of Gannett’s independent nominees, including the three nominees MNG is seeking to replace, have a wealth of professional experience and expertise critical to Gannett’s operations and digital transformation, including finance, business development and strategic planning, M&A, digital media, journalism, marketing and advertising, technology and human resources. While MNG claims that it wants to focus on Gannett’s publishing business, MNG is now attempting to replace three directors on Gannett’s board, including two distinguished journalists, Stephen Coll and Larry Kramer, with a hedge fund president, a real estate dealmaker and a propane company manager turned newspaper executive without any background in journalism.

MNG’S INTERESTS ARE NOT ALIGNED WITH THOSE OF OTHER SHAREHOLDERS AND

MNG’S FALSE AND MISLEADING STATEMENTS SEEK ONLY TO ADVANCE ITS INTERESTS,

NOT THOSE OF ALL SHAREHOLDERS

Contrary to MNG’s claims, MNG has NOT demonstrated an ability to position acquired newspapers for long-term profitability. It has been widely documented that MNG has drastically reduced jobs at its newspapers, thereby undercutting the papers’ ability to produce quality journalism and retain subscribers. Once subscribership falls due to lack of meaningful content, MNG responds with yet more cost cuts, and in some cases, closures of the papers all together.

In addition to MNG’s baseless claims of having executed revivals of print newspapers, MNG is intentionally misleading shareholders in its calculations of Gannett’s performance and the illusory premium it offers shareholders. Even after Gannett clearly identified flaws in MNG’s calculations, MNG continues to make the same claims:

•

MNG compares Gannett’s 2018 results to a time when Gannett was not even a standalone company and ignores that the company’s digital marketing solutions business was built beginning in the second half of 2016, with its contribution to performance only being reflected thereafter.

•

MNG compares Gannett’s performance to companies outside its industry peer group and arbitrarily compares the “premium” of its illusory proposal not to Gannett’s unaffected stock price (as would be customary) but instead to the lowest closing price for Gannett’s shares in its entire 52-week range, taking advantage of the sharp decline the entire stock market experienced in December 2018.

GANNETT’S NOMINEES ARE COMMITTED TO ACTING IN THE BEST INTERESTS OF

ALL GANNETT SHAREHOLDERS

Your board and management team are executing a multi-year transformation strategy to position Gannett to thrive in a digital future. We are the first to acknowledge that transformations are hard and take time, and that we have more work to do. That said, we are confident that the steps we have taken – and are continuing to take – provide the best path forward for our company to deliver value in the near term. Our focused strategy to enhance Gannett’s growth and profitability is centered around:

•	Leveraging our nationwide scale and local presence to expand and deepen our relationships with consumers and businesses;

•	Accelerating organic digital revenue growth through innovative consumer experiences and new marketing and advertising solutions;

•	Pursuing accretive growth through disciplined, selective acquisitions that provide synergies with our customer base and markets; and

•	Aligning costs within our legacy print business in a thoughtful and strategic manner.

The financial results our strategic initiatives have delivered to date reflect our progress and the potential for Gannett’s digital investments to serve as a growth engine for many years into the future. In 2018 alone, Gannett:

•	Grew digital subscribers by 46%, bringing total paid digital-only subscribers to over 500,000.

•	Grew ReachLocal revenues by 15%.

•	Grew national digital advertising revenue by 19%, with 75% of USA TODAY’s advertising revenue now digital.

Still, our board regularly evaluates our strategic options to ensure that we are best positioned to deliver value for our shareholders. Indeed, we have publicly stated that we would engage with any party that makes a bona fide, credible proposal that appropriately values the company and is capable of being closed. MNG’s illusory proposal continues to fail our test.

VOTE TODAY “FOR ALL” OF GANNETT’S INDEPENDENT, EXPERIENCED

DIRECTOR NOMINEES ON THE WHITE PROXY CARD

While we still have work to do, the fact is that Gannett’s USA TODAY NETWORK strategy, digital transformation and focus on client relationships are paying off. Our director nominees have the skills and experience we need to continue to oversee this strategy and make the right decisions to maximize value for all Gannett shareholders. Importantly, all eight of your director nominees are committed to acting in your best interests, and are not beholden to or influenced by any outside entity. The same cannot be said about even one of MNG’s candidates.

We believe your vote will impact the value of your investment – please vote TODAY “FOR ALL” of Gannett’s eight independent director nominees.

We thank you for your continued support.

Sincerely,

/s/

J. Jeffry Louis, Chairman of the Gannett board of directors

If you have any questions, or need assistance in voting

your shares, please call the firm assisting us

in the solicitation of proxies:

INNISFREE M&A INCORPORATED

TOLL-FREE at 1-877-456-3507

Additional materials regarding the board of directors’ recommendations for the annual meeting are available on the investor relations page of Gannett’s website at

https://investors.gannett.com.

About Gannett

Gannett Co., Inc. (NYSE: GCI) is an innovative, digitally focused media and marketing solutions company committed to strengthening communities across our network. With an unmatched local-to-national reach, Gannett touches the lives of more than 125 million people monthly with our Pulitzer-Prize winning content, consumer experiences and benefits, and advertiser products and services. Gannett brands include USA TODAY NETWORK with the iconic USA TODAY and more than 100 local media brands, digital marketing services companies ReachLocal, WordStream and SweetIQ, and U.K. media company Newsquest. To connect with us, visit www.gannett.com.

Forward-Looking Statements

This communication contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts. The words “believe,” “expect,” “estimate,” “could,” “should,” “intend,” “may,” “plan,” “seek,” “anticipate,” “project” and similar expressions, among others, generally identify forward-looking statements, which speak only as of the date the statements were made and are not guarantees of future performance. Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of our management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Whether or not any such forward-looking statements are in fact achieved will depend on future events, some of which are beyond our control. The matters discussed in these forward-looking statements are subject to a number of risks, trends, uncertainties and other factors that could cause actual results or events to differ materially from those projected, anticipated or implied in the forward-looking statements, including the matters described under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s annual report on Form 10-K for fiscal year 2018 and in the company’s other SEC filings.

For investor inquiries, contact:

Stacy Cunningham

Vice President, Financial Planning & Investor Relations

703-854-3168

investors@gannett.com

Arthur Crozier / Jennifer Shotwell / Larry Miller

Innisfree M&A Incorporated

(212) 750-5833

For media inquiries, contact:

Amber Allman

Vice President, Corporate Events & Communications

703-854-5358

aallman@gannett.com

Ed Trissel / Nick Lamplough / Tim Ragones

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

[1]

Based on Fred’s closing stock prices on April 18, 2019, and December 21, 2016 (the day prior to the filing of Alden’s initial 13D). Market growth source: Euromonitor. Statement based on 13-18 CAGR of 3% for drugstores/parapharmacies in the U.S.